Exhibit 99.1

AMERICAN ASSETS TRUST, INC. ANNOUNCES PRICING OF $525

MILLION OF 6.150% SENIOR UNSECURED NOTES DUE 2034

San Diego – September 10, 2024 – American Assets Trust, Inc. (NYSE: AAT) (the “company”) today announced that its operating partnership, American Assets Trust, L.P. (the “operating partnership”), has priced a public offering of $525 million aggregate principal amount of 6.150% senior notes due 2034 (the “Notes”). The Notes were priced at 99.671% of the principal amount and will mature on October 1, 2034. The offering is expected to settle on September 17, 2024, subject to the satisfaction of customary closing conditions. The Notes will be fully and unconditionally guaranteed by the company.

The operating partnership intends to use the net proceeds from this offering as follows: approximately $100 million for the repayment of the operating partnership’s Series B Senior Guaranteed Notes at or prior to maturity; approximately $100 million for the repayment of the operating partnership’s Series C Senior Guaranteed Notes at or prior to maturity; approximately $100 million to repay outstanding borrowings under the revolver loan under the operating partnership’s third amended and restated credit facility; and the remainder for working capital and general corporate purposes.

Wells Fargo Securities, Mizuho and PNC Capital Markets LLC are acting as joint book-running managers of this offering.

This offering is being made pursuant to an effective shelf registration statement and prospectus and related preliminary prospectus supplement filed by the company and the operating partnership with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

When available, copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained from: Wells Fargo Securities, LLC, by calling toll-free at 1-800-645-3751 or emailing wfscustomerservice@wellsfargo.com; Mizuho Securities USA LLC, by calling toll-free at 1-866-271-7403; or PNC Capital Markets LLC, by calling toll-free at 1-855-881-0697 or emailing pnccmprospectus@pnc.com.

About American Assets Trust, Inc.

American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust (“REIT”) headquartered in San Diego, California. The company has over 55 years of experience in acquiring, improving, developing and managing premier office, retail, and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Washington, Oregon, Texas and Hawaii. The company’s office portfolio comprises approximately 4.1 million rentable square feet, and its retail portfolio comprises approximately 3.1 million rentable square feet. In addition, the company owns one mixed-use property (including approximately 94,000 rentable square feet of retail space and a 369-room all-suite hotel) and 2,110 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “result” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the company’s markets; defaults on, early terminations of or non-renewal of leases by tenants, including significant tenants; decreased rental rates or increased vacancy rates; failure to generate sufficient cash flows to service the operating partnership’s outstanding indebtedness; fluctuations in interest rates and increased operating costs; failure to obtain necessary outside financing; inability to develop or redevelop the company’s properties due to market conditions; investment returns from the company’s developed properties may be less than anticipated; general economic conditions; financial market fluctuations; risks that affect the general office, retail, multifamily and mixed-use environment; the competitive environment in which the company operates; system failures or security incidents through cyber attacks; the impact of epidemics, pandemics, or other outbreaks of illness, disease or virus (such as the outbreak of COVID-19 and its variants) and the actions taken by government authorities and others related thereto, including the ability of the company and its properties and tenants to operate; difficulties in identifying properties to acquire and completing acquisitions; failure to successfully operate acquired properties and operations; risks related to joint venture arrangements; potential litigation; difficulties in completing dispositions; conflicts of interests with the company’s officers or directors; a lack or insufficient amounts of insurance; environmental uncertainties and risks related to adverse weather conditions and natural disasters; other factors affecting the real estate industry generally; limitations imposed on the company’s business and the company’s ability to satisfy complex rules in order for the company to continue to qualify as a REIT for U.S. federal income tax purposes; and changes in governmental regulations or interpretations thereof, such as real estate and zoning laws and increases in real property tax rates and taxation of REITs. While forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:

American Assets Trust

Robert F. Barton

Executive Vice President and Chief Financial Officer

858-350-2607

Source: American Assets Trust, Inc.